                                                                    EXHIBIT 99.2



Lockheed Martin IMS Corporation
(A Subsidiary of Lockheed Martin Corporation)

CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2000 and 1999 and for each of the three years in the period ended
December 31, 2000

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

                        Consolidated Financial Statements

                        As of December 31, 2000 and 1999
               and for each of the three years in the period ended
                                December 31, 2000





                                    Contents


Report of Independent Auditors................................................1

Consolidated Financial Statements

Consolidated Balance Sheets...................................................2
Consolidated Statements of Operations.........................................3
Consolidated Statements of Stockholder's Deficit..............................4
Consolidated Statements of Cash Flows.........................................5
Notes to Consolidated Financial Statements....................................6

                         Report of Independent Auditors


Board of Directors
Lockheed Martin Corporation

We have audited the accompanying consolidated balance sheets of Lockheed Martin IMS Corporation (the "Company") (a subsidiary of Lockheed Martin Corporation) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholder's deficit and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lockheed Martin IMS Corporation at December 31, 2000 and 1999, and the related consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 1999 the Company adopted the provisions of the American Institute of Certified Public Accountants' Statement of Position No. 98-1, "Accounting for the Costs to Develop or Obtain Software for Internal Use" and Statement of Position No. 98-5, "Reporting on the Costs of Start-Up Activities."

                                         EY

January 27, 2001, except for Note 11, as to which the date is March 12, 2001

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

                           Consolidated Balance Sheets
                                 (In thousands)


                                                                          DECEMBER 31
                                                                       2000         1999
                                                                     ---------    ---------
ASSETS
Current assets:
   Cash                                                              $   5,996    $   5,339
   Trade accounts receivable, net of allowance for doubtful
    accounts of $8,972 and $2,425, respectively                         48,572       33,909
   Unbilled receivables                                                 53,064       33,468
   Work in process inventory                                             4,135        5,247
   Other current assets                                                  3,671        3,952
   Current portion - receivable from sale of business                       --        3,265
   Net current assets of discontinued operations to be transferred
    to Parent (Note 3)                                                      --        9,913
                                                                     ---------    ---------
Total current assets                                                   115,438       95,093

Property, plant and equipment, net                                      52,777       36,411
Goodwill, net of accumulated amortization of $2,307 and $1,092,
  respectively                                                           9,716       10,479
Capitalized software, net of accumulated amortization of $37,688
  and $18,911, respectively                                             48,043       38,404
Long-term accounts receivable                                              884        8,696
Receivable from sale of business, less current portion                      --       14,147
Other assets                                                             2,134        3,768
Net long-term assets of discontinued operations to be transferred
  to Parent (Note 3)                                                    35,550       30,210
                                                                     ---------    ---------
Total assets                                                         $ 264,542    $ 237,208
                                                                     =========    =========

LIABILITIES AND STOCKHOLDER'S DEFICIT Current liabilities:
   Accounts payable                                                  $  39,539    $  38,338
   Accounts payable to affiliates                                          222          295
   Accrued compensation and benefits                                    16,943       15,407
   Accrued expenses                                                      2,995        2,662
   Current portion - note payable                                        7,287        3,556
   Deferred revenue                                                     19,887       11,870
   Other current liabilities                                            10,506       13,850
                                                                     ---------    ---------
Total current liabilities                                               97,379       85,978

Note payable, less current portion                                          --        7,113
Due to Parent                                                          215,068      236,652

Commitments and contingencies (Note 10)

Stockholder's deficit:
   Parent investment                                                     6,611        6,611
   Accumulated deficit                                                 (54,516)     (99,146)
                                                                     ---------    ---------
Total stockholder's deficit                                            (47,905)     (92,535)
                                                                     ---------    ---------
Total liabilities and stockholder's deficit                          $ 264,542    $ 237,208
                                                                     =========    =========


See accompanying notes to consolidated financial statements.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

                      Consolidated Statements of Operations
                                 (In thousands)


                                                               YEAR ENDED DECEMBER 31
                                                            2000         1999        1998
                                                         ---------    ---------    ---------
Net revenues:
   Municipal services                                    $ 108,480    $  93,606    $  76,588
   Transportation systems and services                     117,365       93,455       90,015
   Children and family services                            183,523      154,850      129,353
   Welfare and workforce services                          140,647       79,832       53,622
   Information resource management services                 30,643       31,972       14,389
                                                         ---------    ---------    ---------
                                                           580,658      453,715      363,967
Costs related to revenues:
   Municipal services                                       89,859       72,907       52,081
   Transportation systems and services                     115,850      110,318       83,856
   Children and family services                            134,324      115,873       99,017
   Welfare and workforce services                          121,193       70,114       43,236
   Information resource management services                 26,819       28,359       12,776
                                                         ---------    ---------    ---------
                                                           488,045      397,571      290,966
                                                         ---------    ---------    ---------
Gross profit                                                92,613       56,144       73,001

Operating expenses, excluding costs allocated to
  discontinued operations (Note 3):
    Selling, general and administrative                     34,275       28,568       23,471
    Allocations from Parent                                 12,187       11,012        8,487
                                                         ---------    ---------    ---------
Operating income                                            46,151       16,564       41,043

Other (income) expense                                      (1,037)         197          196
Interest expense                                               351          537           --
                                                         ---------    ---------    ---------
Income from continuing operations before
  income taxes and cumulative effect of change
  in accounting principle                                   46,837       15,830       40,847

Income tax provision                                         2,207           --           --
                                                         ---------    ---------    ---------
Income from continuing operations before cumulative
  effect of change in accounting principle                  44,630       15,830       40,847

Discontinued operations, net of income taxes (Note 3):
   (Loss) income from operations                                --       (7,333)       5,498
   Gain on sale                                                 --       30,651           --
                                                         ---------    ---------    ---------
Income before cumulative effect of change in
  accounting principle                                      44,630       39,148       46,345

Cumulative effect of change in accounting for
  start-up costs                                                --     (138,903)          --
                                                         ---------    ---------    ---------
Net income (loss)                                        $  44,630    $ (99,755)   $  46,345
                                                         =========    =========    =========


See accompanying notes to consolidated financial statements.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

                Consolidated Statements of Stockholder's Deficit
                                 (In thousands)


                                          PARENT   ACCUMULATED
                                        INVESTMENT   DEFICIT      TOTAL
                                        ---------- -----------  --------
Balance at December 31, 1997             $  1,191   $(45,736)   $(44,545)
   Net income                                  --     46,345      46,345
                                         --------   --------    --------
Balance at December 31, 1998                1,191        609       1,800
   Capital contribution                     5,420         --       5,420
   Net loss                                    --    (99,755)    (99,755)
                                         --------   --------    --------
Balance at December 31, 1999                6,611    (99,146)    (92,535)
   Net income                                  --     44,630      44,630
                                         --------   --------    --------
Balance at December 31, 2000             $  6,611   $(54,516)   $(47,905)
                                         ========   ========    ========


See accompanying notes to consolidated financial statements.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                       YEAR ENDED DECEMBER 31
                                                                    2000       1999        1998
                                                                 --------    --------    --------
OPERATING ACTIVITIES
Income from continuing operations before cumulative effect
   of change in accounting principle                             $ 44,630    $ 15,830    $ 40,847
Adjustments to reconcile income from continuing operations
   to net cash provided by (used in) operating activities:
   Depreciation                                                    12,630       8,908       8,225
   Amortization                                                    20,055       7,751       1,997
   (Gain) loss on sale of property and equipment                       (5)       (161)         16
   Changes in operating assets and liabilities:
    Trade accounts receivable                                     (14,663)    (12,528)     (3,098)
    Unbilled receivables                                          (19,596)    (10,178)      1,698
    Accounts receivable from affiliates                                --       2,941      (2,612)
    Work in process inventory                                       1,112       9,791       1,987
    Other current assets                                              281        (124)      2,229
    Deferred start-up costs                                            --          --     (46,814)
    Long-term accounts receivable                                   7,812      (2,406)        459
    Other assets                                                     (426)       (440)       (653)
    Accounts payable                                                1,201      (8,062)     22,287
    Accounts payable to affiliates                                    (73)       (472)       (444)
    Accrued compensation and benefits                               1,536       1,021       4,457
    Accrued expenses                                                  333        (991)       (141)
    Other current liabilities                                       4,673      16,022       3,774
                                                                 --------    --------    --------
Net cash provided by operating activities of continuing
   operations                                                      59,500      26,902      34,214
Net cash provided by (used in) operating activities of
   discontinued operations                                          4,573     (28,044)    (25,686)
                                                                 --------    --------    --------
Net cash provided by (used in) operating activities                64,073      (1,142)      8,528

INVESTING ACTIVITIES
Purchases of property and equipment                               (29,019)    (18,297)    (20,821)
Proceeds from sale of property and equipment                           28         294         477
Capitalized software                                              (28,479)    (35,770)     (8,613)
Acquisition of business, net of cash received and note payable       (452)     (5,833)         --
Proceeds from sale of business                                         --      23,000      40,000
                                                                 --------    --------    --------
Net cash (used in) provided by investing activities               (57,922)    (36,606)     11,043

FINANCING ACTIVITIES
Payments of note payable                                           (3,382)         --          --
Capital contribution from Parent                                       --       5,420          --
Net (payments to) funding by Parent                                (2,112)     35,258     (19,303)
                                                                 --------    --------    --------
Net cash (used in) provided by financing activities                (5,494)     40,678     (19,303)
                                                                 --------    --------    --------

Net increase in cash                                                  657       2,930         268
Cash at beginning of year                                           5,339       2,409       2,141
                                                                 --------    --------    --------
Cash at end of year                                              $  5,996    $  5,339    $  2,409
                                                                 ========    ========    ========

SUPPLEMENTAL DISCLOSURES OF NON-CASH FINANCING ACTIVITY
Transfer of notes receivable to Parent                           $17,412     $     --    $     --
                                                                 ========    ========    ========
Transfer of investment in third-party to Parent                  $ 2,060     $     --    $     --
                                                                 ========    ========    ========

See accompanying notes to consolidated financial statements.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

                   Notes to Consolidated Financial Statements

                                December 31, 2000


1.  DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION

Description of Company

Lockheed Martin IMS Corporation (the "Company") is a subsidiary of Lockheed Martin Corporation (the "Parent"). The Company is a comprehensive information management services firm that services state and local governments. The Company conducts its operations through five lines of business and provides solutions in ticket processing, welfare reform services, child support enforcement, parking management, photo enforcement of traffic infractions, electronic toll collection and other intelligent transportation services, and information technology outsourcing.

The Company operates primarily in the United States but also provides services to several governmental entities in Canada, Australia and Europe. Revenues from foreign-based projects were less than 2 percent of total revenues in each of the three years ended December 31, 2000, 1999 and 1998.

Basis of Presentation

The accompanying consolidated financial statements have been prepared on a historical cost basis from the books and records of the Company and the Parent, and include an allocation of general corporate expenses and actual expenses incurred by the Parent directly attributable to the Company's business (see Note
4).

The results of the Company's operations are included in the consolidated United States federal income tax return of the Parent for the years ended December 31, 2000, 1999 and 1998. The income tax information in the accompanying consolidated financial statements of the Company is presented as if the Company had not been included in the consolidated tax returns of the Parent. The recognition and measurement of income tax expense and deferred income taxes require certain assumptions, allocations, and significant estimates that management believes are reasonable to measure the tax consequences as if the Company were a stand-alone taxpayer.

The financial information included herein reflects significant related party transactions (as described in Note 4). Accordingly, these consolidated financial statements may not necessarily be indicative of the financial position, results of operations or cash flows that would have occurred if the Company had been operated as a separate entity during the

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)




1.  DESCRIPTION OF THE COMPANY AND BASIS OF PRESENTATION (CONTINUED)

periods presented and may not be indicative of future operations or financial position. Management believes that the accounting judgments, estimations and allocations made in preparing these consolidated financial statements are reasonable.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions between the Company and its subsidiaries have been eliminated. Intercompany transactions with the Parent and its affiliates are separately identified and disclosed. The financial statements reflect the accounting policies expected to be followed by the Company as a stand-alone entity.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Estimates are used for, but not limited to, estimated profits or losses on contracts, the accounting for doubtful accounts and contingencies.

Revenue Recognition

The Company generates revenue under various long-term contractual arrangements, generally unit price based on transactions, cost-reimbursement, and fixed-price contracts.

Long-term unit price contracts: Revenue from long-term unit price contracts is recognized when the transactions are processed during a given time period pursuant to the underlying contract. Each of these contracts establishes per-unit fees. Costs associated with these contracts generally are expensed as incurred. In certain circumstances, the long-term unit price contracts contain fixed price milestone payments of a non-recurring nature. Revenue is recognized as the milestones are accepted by the customer and billed to the customer and costs are recognized on a period cost basis, with

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the resulting profit recognition not exceeding the overall projected contract profit rate. Certain costs, such as the development of software and the acquisition of fixed assets related to the contract, are capitalized and amortized or depreciated over the estimated useful life of the asset or the term of the contract, whichever is shorter. Contractual billings related to capitalized costs are recognized as revenue over the contract period commencing when transaction processing begins.

Cost-reimbursement contracts: Revenue from cost-reimbursement contracts is recognized based on allowable costs incurred plus a contractual fee (which may be a fixed amount or a percentage of costs incurred). Revenue is recognized when costs are incurred. Costs associated with these contracts generally are expensed as incurred. Certain costs which may not be reimbursable and which represent a capitalizable cost, such as fixed assets related to the contract, are capitalized and depreciated over the estimated useful life of the asset or the term of the contract, whichever is shorter.

Fixed-price contracts: Revenue from fixed-price contracts is recognized based on the performance of the contracted services in accordance with the American Institute of Certified Public Accountants' Statement of Position ("SOP") No. 81-1, "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." For certain fixed-price contracts, revenue is recorded based upon the attainment of contractual milestones. Costs associated with these contracts are recorded in work in process inventory and charged to cost of sales as the associated revenue is recognized. The effect of changes to total estimated contract costs is recognized in the period that such changes are determined. Provisions for estimated losses are made in the period in which the loss first becomes apparent.

Receivables

Trade accounts receivable consist of amounts billed and currently due from customers.

Unbilled receivables on long-term unit price contracts represent current month revenues that have been recognized for accounting purposes, and are contractually due but have not yet been billed to customers. Unbilled receivables on cost-reimbursement contracts represent recoverable costs and accrued profits not yet billed. Unbilled receivables on fixed-price contracts arise when revenue is recognized through accomplishment of contractual milestones that have not yet been billed to customers. Generally, unbilled receivables are invoiced in the following month.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Long-term receivables represent amounts which are not due and payable within the upcoming year. Generally, such amounts represent retainage held by customers until completion of a project or extended payment term amounts which have been agreed upon with a customer.

The receivable from the sale of business represents the amount due from the purchaser of the Communications Industry Services line of business (see Note 3). This receivable was transferred to an affiliate of the Parent during fiscal 2000 at its net book value.

Work in Process Inventory

Work in process inventory represents accumulated contract costs of fixed-price contracts net of costs related to revenues recorded to date. Costs in inventory consist of both direct and indirect (overhead) costs. Such costs will be charged to operations in the future as the related revenue from these contracts is recognized. Work in process inventory is stated at the lower of cost or estimated net realizable value.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is provided primarily using the straight-line method over the estimated useful lives (3 to 7 years) of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

Goodwill

Goodwill represents the excess of the cost over the net tangible assets of a business acquired in 1999 (see Note 8). Goodwill is stated at cost and is amortized on a straight-line basis over 10 years, the estimated future period to be benefited.

Software Development Costs

Effective January 1, 1999, the Company adopted Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP No. 98-1 requires the capitalization of certain costs incurred after the date of

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

adoption in connection with developing or obtaining software for internal use. Prior to the adoption of SOP No. 98-1, the Company had expensed such costs as incurred related to a majority of the contracts. The Company capitalized $26.2 million and $28.9 million in accordance with the SOP during the years ended December 31, 2000 and 1999, respectively, which have been included with capitalized software. These costs are amortized to costs related to revenues on a straight-line basis over a three year period. The effect of adopting the SOP was to increase net income from continuing operations for the year ended December 31, 1999 by $24.8 million.

Certain computer software development occurs in connection with computer software to be sold or marketed. Costs incurred in the research and development of new software developed to perform under certain service contracts are expensed as incurred until technological feasibility is established. After technological feasibility is established, additional costs are capitalized in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Such costs are amortized on a straight-line basis over the shorter of three years, the economic life of the related products or the term of the applicable underlying contract.

Amortization expense of capitalized software is charged to costs related to revenues and totaled $18.8 million, $6.7 million and $2.0 million for the years ended December 31, 2000, 1999 and 1998, respectively. The Company performs a periodic review of the recoverability of capitalized software costs. At the time a determination is made that capitalized amounts are not recoverable based on the estimated cash flows to be generated from the applicable software, any remaining capitalized amounts are written off. No such material events and circumstances have occurred.

Impairment of Long-Lived Assets

In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the carrying values of intangible assets, as well as other long-lived assets, are reviewed for impairment if changes in the facts and circumstances indicate potential impairment of their carrying values. Any impairment determined is recorded in the current period and is measured by comparing the discounted cash flows of the related business operations to the appropriate carrying values. No such events and circumstances have occurred.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation

All assets and liabilities of the Company's foreign subsidiaries are translated into United States dollars at fiscal year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal year. Translation adjustments were not material to the consolidated financial statements.

Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Transaction gains and losses were not material to the consolidated financial statements.

Concentration of Credit Risk

The Company's concentrations of credit risk with respect to accounts receivable are limited as the customer base consists primarily of state and local government entities.

One customer accounted for 10 percent and 12 percent of the Company's revenue for the year ended December 31, 2000 and 1998, respectively. No customer accounted for over 10 percent of the Company's revenue for the year ended December 31, 1999.

One customer accounted for 13 percent of the Company's accounts receivable at December 31, 2000. No customer accounted for over 10 percent of the Company's accounts receivable at December 31, 1999.

Supplemental Cash Flow Information

The Company did not pay any interest or income taxes during any period presented in the accompanying financial statements. See Notes 3 and 8 for discussions of non-cash investing and financing transactions related to acquisitions and divestitures.

Start-Up Costs

Effective January 1, 1999, the Company adopted SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 provides authoritative guidance on accounting and financial reporting related to costs of start-up activities. This SOP requires that, at the effective date of adoption, costs of start-up activities previously capitalized be expensed and reported as a cumulative effect of a change in accounting principle, and further

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

requires that such costs subsequent to adoption be expensed as incurred. The adoption of SOP No. 98-5 resulted in the write-off of $138.9 million of previously capitalized costs. Such amount was included in the December 31, 1999 statement of operations, net of tax benefits of approximately $53.8 million. An offsetting deferred tax asset valuation allowance of approximately $53.8 million was recorded in 1999 due to the inability of the Company to obtain a current benefit for deductible costs and uncertainties as to the future period realization of the tax benefit associated with these costs.

New Accounting Pronouncements

In December 1999, the Securities and Exchange Commission staff issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB No. 101"), which provides the staff's views on applying generally accepted accounting principles to revenue recognition issues. The Company believes it complies with the provisions of SAB No. 101. The Financial Accounting Standard Board's Emerging Issues Task Force is addressing the revenue recognition issues related to multiple element revenue arrangements. The conclusions reached from this assessment may affect the future timing of revenue and costs related to revenues on long-term unit price contracts that provide for milestone billings prior to commencing unit-fee-based transactions.

3.  DISCONTINUED OPERATIONS

Communications Industry Services

In December 1998, the Company entered into a definitive agreement to sell the net assets and assign all of the contracts of the Communications Industry Services ("CIS") line of business to an unrelated entity. The Company received a deposit of $40 million in December 1998 and, in connection with the closing of the transaction on November 30, 1999, the Company received an additional $23 million in cash and a 3 percent interest in the acquiring entity. Following the closing, the Company received a $17.4 million promissory note to reflect the purchase price adjustment provisions of the agreement. The promissory note and equity interest in the acquiring entity were transferred to an affiliate of the Parent in 2000. The value assigned to the Company's continuing equity interest in the new entity was based on the Company's net book value of the line of business prior to the sale. The Company does not exercise any control over the new entity. The 1999 consolidated statement of operations reflects a net pre-tax gain from the disposal of $32.3 million, representing the operating income from the measurement date to the date of disposal of $19.0 million and $13.3 million gain on the sale of net assets at the disposal date.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



3.  DISCONTINUED OPERATIONS (CONTINUED)

Criminal Justice Services

In the third quarter of 1999, the Company adopted a plan to exit the Criminal Justice Services ("CJS") line of business and agreed to transfer the net assets and assign substantially all of the active contracts of CJS to the Parent. The transfer of the CJS net assets and contracts was effective as of January 1, 2000. The 1999 full year consolidated statement of operations reflects a net pre-tax loss from operations of $1.6 million, representing operating losses from the beginning of the year to the measurement date, and a net pre-tax loss from the disposal of $6.7 million, representing operating losses from the measurement date to the date of disposal. No loss was recognized on the transfer of net assets on the disposal date since such transfer was at net book value.

Fixed-Price System Development Contracts Related to Children and Family Services

In late 1997, the Company determined that the fixed-price systems development portion of the Children and Family Services (referred to as "CFS System Development") line of business was not meeting the Company's business objectives. Consequently, the Company decided to end its future involvement in CFS System Development projects. The Company's operations related to these fixed-price systems development contracts has substantially ceased as a result of the Company completing its contractual obligations or as the result of mutual termination and litigation. The Company is involved in litigation to recover certain cost overruns (see Note 10).

Certain follow-on work with such customers not related to fixed-price systems development has been included within continuing operations in the accompanying consolidated financial statements. Net revenues and costs related to such follow-on work amounted to $38.2 million and $25.8 million in 1999, respectively, and $43.6 million and $31.5 million in 1998, respectively.

For financial statement purposes, the foregoing discontinued operations (the "Discontinued Operations") have been accounted for in accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," and have been classified as discontinued operations in the accompanying consolidated statements of operations.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



3.  DISCONTINUED OPERATIONS (CONTINUED)

The following represents the combined results of operations of the Company's Discontinued Operations through the respective measurement dates:

                                                   YEAR ENDED DECEMBER 31
                                                  2000     1999        1998
                                                -------   -------    -------
                                                       (In thousands)
Net revenues:
   CIS                                         $     --   $    --    $44,109
   CJS                                               --     1,618      8,759
   CFS Systems Development                           --        --         --
Costs related to revenues:
   CIS                                               --        --     32,026
   CJS                                               --     8,153     10,310
   CFS Systems Development                           --        --         --
Selling, general and administrative expenses         --       798      5,325
Other income                                         --        --        291
                                               --------   -------    -------
Net (loss) income                              $     --   $(7,333)   $ 5,498
                                               ========   =======    =======

The following represents the combined results of operations of the Company's Discontinued Operations from the respective measurement dates through the respective disposal dates and the estimated completion of CFS Systems Development obligations:

                                                YEAR ENDED DECEMBER 31
                                                 2000    1999      1998
                                              -------  -------   -------
                                                   (In thousands)
Net revenues:
  CIS                                          $    --  $52,049   $    --
  CJS                                               --    1,789        --
  CFS Systems Development                           --    3,218    39,922
Cost of revenues:
  CIS                                               --   27,018        --
  CJS                                               --    2,922        --
  CFS Systems Development                           --    1,750    36,608
Selling, general and administrative expenses        --    8,005     3,314
Gain on sale                                        --   13,290        --
                                               -------  -------   -------
Net income                                     $    --  $30,651   $    --
                                               =======  =======   =======

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



3.  DISCONTINUED OPERATIONS (CONTINUED)

Costs related to revenues for all periods represent those costs directly related to the Discontinued Operations. Selling, general and administrative expenses represent an allocation of Parent and Company overhead applicable to such operations. The total Parent overhead allocated to discontinued operations amounted to approximately $-0-, $2.2 million and $2.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. In the opinion of management, the Company's methods for allocating overhead costs are reasonable. However, such allocated costs are not necessarily indicative of the costs that would not have been incurred by the Company if the Discontinued Operations had been discontinued as of the beginning of 1998. It is not practicable to determine what those costs would have been on a stand-alone basis.

Assets and liabilities of the Discontinued Operations have been reflected in the consolidated balance sheets as current or non-current based on the original classification of the accounts (except certain current liabilities are netted against current assets). The following is a summary of assets and liabilities of the Discontinued Operations:

                                                                 DECEMBER 31
                                                               2000      1999
                                                              -------   -------
                                                                (In thousands)
Accounts receivable, net                                      $    --   $ 9,284
Inventories                                                        --        --
Prepaid expenses                                                   --        16
Other current assets                                               --     4,922
                                                              -------   -------
Total current assets                                               --    14,222
Accounts payable                                                   --        25
Accrued compensation                                               --       911
Accrued liabilities                                                --     3,373
                                                              -------   -------
Net current assets (liabilities) of discontinued operations   $    --   $ 9,913
                                                              =======   =======

Property, plant and equipment, net                            $    --   $    89
Net assets attributable to SACSS project (Note 10)             35,550    29,123
Other                                                              --       998
                                                              -------   -------
Net long-term assets of discontinued operations               $35,550   $30,210
                                                              =======   =======

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



4.  RELATED-PARTY TRANSACTIONS

The Company enters into various transactions with its Parent and affiliates. As noted below, the cost of services provided to the Company by the Parent and its other subsidiaries are based upon amounts determined by the Parent. Management believes that the allocation basis used (described below) for these costs is reasonable. However, the costs charged by the Parent for these services may not be indicative of the actual amounts that the Company would have incurred on a stand-alone basis. These transactions include the following:

Technical Services and Software Development

The Company purchased various technical and software development services from certain affiliates to support certain contracts. The costs of these services related to continuing operations are included within costs related to revenues in the accompanying consolidated statements of operations and amounted to approximately $9.6 million, $11.4 million and $5.6 million for the years ended December 31, 2000, 1999 and 1998, respectively. Software development costs of $2.2 million and $8.5 million were capitalized during the years ended December 31, 2000 and 1999, respectively. The costs of these services related to discontinued operations amounted to approximately $-0-, $420,000 and $6.4 million for the years ended December 31, 2000, 1999 and 1998, respectively. These charges principally represent employee costs for services provided to the Company, charged on a level of effort basis.

Allocation of Corporate Expenses

The Parent provides certain common services to the Company and other Parent operating units, including financial reporting, treasury, cash management, human resources and benefits administration, tax compliance, risk management, and other services including legal, information technology, corporate sponsored training and other professional services. Allocated costs related to these services are included in the "Allocations from Parent" line item on the consolidated statement of operations.

Pensions

All of the Company's salaried employees participate in the Parent's Capital Accumulation Plan, a non-contributory defined contribution plan. The Plan is funded entirely by Company contributions equal to 5 percent of participants' base compensation, on a pay-as-you-go basis. Participants are not subject to vesting requirements and are eligible to

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



4.  RELATED-PARTY TRANSACTIONS (CONTINUED)

receive the full value of their account upon termination of employment. Net expense related to this Plan included in the accompanying consolidated statements of operations was approximately $6.6 million, $5.4 million and $4.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

The Parent sponsors a non-qualified defined benefit plan available to the Company's management personnel that participate in the Management Incentive Compensation Plan. Benefits are generally based on a participant's compensation and years of service. These pension arrangements are part of the Parent's defined benefit plans; however, certain actuarial data is available for the portion attributable to the Company. Such information attributable to the Company is as follows:

                                                              DECEMBER 31
                                                            2000      1999
                                                           ------    ------
                                                            (In thousands)
Projected benefit obligation                               $8,570    $6,389
Unrecognized liabilities                                    1,834       779
                                                           ------    ------
Accumulated benefit obligation                              6,736     5,610
Fair value of plan assets                                   5,637     5,201
                                                           ------    ------
Accrued benefit cost                                       $1,099    $  409
                                                           ======    ======

Discount rate                                                 7.5%      7.8%
Expected long-term rate of return on assets                   9.5%      9.5%
Rate of increase in future compensation levels                5.5%      5.5%

The Company's pension costs included in the accompanying consolidated statements of operations were approximately $1.1 million, $1.1 million and $1.3 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Employee Savings Plans

Under various employee savings plans sponsored by the Parent, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. The matching contributions under these plans reflected in the accompanying consolidated statements of operations for the years ended December 31, 2000, 1999 and 1998, were approximately $2.1 million, $1.6 million and $1.9 million, respectively. These matching contributions were made in cash, Parent stock, or both.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



4.  RELATED-PARTY TRANSACTIONS (CONTINUED)

Medical Benefit Plans

Employees of the Company participate in the Parent's medical, dental and vision benefit plans, for which the Parent is self-insured. The Company's incurred but not reported liability attributable to claims under such plans approximated $1.0 million at December 31, 2000 and 1999. Medical benefit expense amounted to approximately $15.2 million, $11.7 million and $8.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

Insurance

The Company is covered under Parent insurance programs related to workers' compensation, general liability and automobile liability. At December 31, 2000 and 1999, the Company's estimated liability for deductibles and self-insurance limits related to such insurance approximated $1.5 million.

Income Taxes

The Company is included in the consolidated Federal income tax return and certain state and local tax returns of the Parent. However, for purposes of these financial statements, the provision for income taxes is computed as if the Company was a separate taxpayer; accordingly, the provision (benefit) for income taxes is based upon the Company's reported income (loss) before income taxes. Income taxes, current and deferred, are considered to have been paid or charged to the Parent and are recorded in "Due to Parent."

Leases

The Parent or an affiliate of the Parent leases, on behalf of the Company, most of the facilities used by the Company in its operations (see Note 10).

Due to Parent

Other than certain services described above, there are no material intercompany purchase or sale transactions between the Company and the Parent. The Parent utilizes a centralized cash management system for its operating units. All transactions under this cash management system are reflected as payments to/from the Parent and are included in "Due to Parent" (including cash in certain Company bank accounts which will be

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



4.  RELATED-PARTY TRANSACTIONS (CONTINUED)

transferred to the Parent). The Parent does not charge the Company interest on intercompany debt. Parent management has represented that they will not demand payment on the Due to Parent account; therefore, it is classified as long-term.

Performance Bonds

At December 31, 2000, the Parent indemnifies various issuers of approximately $243 million of surety bonds issued on behalf of the Company.

5.  PROPERTY, PLANT AND EQUIPMENT

                                               DECEMBER 31
                                             2000       1999
                                           --------   --------
                                             (In thousands)
Property, plant and equipment:
  Machinery and equipment                  $ 78,622   $ 57,681
  Furniture and fixtures                     10,378      9,301
  Leasehold improvements                      4,967      4,825
  Construction in progress                    8,166      2,382
                                           --------   --------
                                            102,133     74,189
Less accumulated depreciation                49,356     37,778
                                           --------   --------
Total                                      $ 52,777   $ 36,411
                                           ========   ========

6.  OTHER CURRENT LIABILITIES

                                                           DECEMBER 31
                                                         2000       1999
                                                       --------   --------
                                                         (In thousands)
Advance payments                                        $   406   $ 5,795
Deferred gain on sale leaseback transaction               2,962     5,052
Contract reserves                                         3,899     2,498
Other                                                     3,239       505
                                                        -------   -------
Total                                                   $10,506   $13,850
                                                        =======   =======

7.  INCOME TAXES

The Company is included in the consolidated federal income tax return and certain state income tax returns of the Parent. All of the Company's taxable losses have been absorbed in the Parent's federal consolidated return.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



7.  INCOME TAXES (CONTINUED)

The following information was determined as if the Company was a separate taxpayer. The Company is not recognizing any income tax expense for the year ended December 31, 1998 because no current income tax was payable, and the income tax that normally would have been provided was offset by the reversal of a valuation allowance against deferred tax assets. The Company is not recognizing current tax benefits from the tax losses incurred for the year ended December 31, 1999 since there is insufficient taxable income in the applicable separate taxpayer carry-back periods to create any current tax benefit. The Company's federal and state taxable income for the year ended December 31, 2000 is being fully offset by net operating loss carryforwards from prior periods. The Company's tax expense for the period December 31, 2000 consists entirely of foreign taxes.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Due to uncertainties about the future period utilization of the net deferred tax asset (if the Company were to report its taxable income on a separate company basis in future periods), a full valuation allowance has been established against the net deferred tax asset in all periods presented. Significant components of the Company's deferred tax assets are as follows:

                                                          DECEMBER 31
                                                    2000               1999
                                                ------------       ------------
                                                        (In thousands)
Deferred tax assets:
  Contract accounting methods                   $         --       $      2,561
  Property, plant and equipment                        4,478              2,453
  Accrued compensation and benefits                    4,369              4,258
  Program reserves                                    29,123             29,584
  Start-up costs                                       4,256              8,511
  Net operating loss carryforward                     11,907             19,722
  Other                                                3,703                145
                                                ------------       ------------
Total deferred tax assets                             57,836             67,234

Deferred tax liabilities:
  Contract accounting methods                         (1,538)                --
  Capitalized software                               (14,707)            (5,601)
  Other                                                   --             (1,768)
                                                ------------       ------------
Total deferred tax liabilities                       (16,245)            (7,369)
                                                ------------       ------------
 Net deferred tax assets                              41,591             59,865
Valuation allowance                                  (41,591)           (59,865)
                                                ------------       ------------
Net deferred tax asset                          $         --       $         --
                                                ============       ============

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)


7.  INCOME TAXES (CONTINUED)

A reconciliation of the statutory federal income tax rate to the effective tax rate related to continuing operations is as follows:

                                                                          YEAR ENDED DECEMBER 31
                                                                  2000              1999                1998
                                                              -----------        -----------        -----------

Statutory federal tax rate                                           35.0%              35.0%              35.0%
Increase (reduction) in tax rate resulting from:
  Nondeductible meals and entertainment                                .5                1.9                 .7
  State income taxes, net of federal income tax benefits              5.0                5.2                5.0
  Effect of change in valuation allowance                           (40.4)             (42.4)             (40.8)
  Foreign income taxes                                                4.7                 --                 --
  Other                                                               (.1)                .3                 .1
                                                              -----------        -----------        -----------
Effective tax rate                                                    4.7%                 0%                 0%
                                                              ===========        ===========        ===========


The Company's federal income tax expense is paid by its Parent since it is a member of a federal consolidated return group. Additionally, the Company is included in certain state returns filed on a consolidated or combined basis, for which the related liability is also paid by the Company's Parent. The Company files state and foreign returns in some jurisdictions on a separate company basis, and these liabilities are also paid by the Company's Parent. On a stand-alone basis, the Company had net operating losses of $30.7 million as of December 31, 2000. Such net operating losses were utilized by the Parent in its federal consolidated return and are not available to the Company in the future. Additionally, the future period tax benefit of the Company's net deferred tax asset may be subject to limitations in the event of significant changes in the stock ownership of the Company.

8.  BUSINESS COMBINATION/NOTE PAYABLE

On January 5, 1999, the Company acquired substantially all of the assets and contracts, and assumed certain liabilities of U.S. Public Technologies (USPT). USPT provides services to municipal jurisdictions for processing violations resulting from red light camera and photo radar enforcement. The purchase price aggregated $15.8 million (including approximately $200,000 of transaction costs) plus contingent earn-out amounts. The fixed amount was satisfied with a cash payment of $5.6 million and issuance of a Note Payable to the Seller with a principal balance of $10.2 million.

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)

8.  BUSINESS COMBINATION/NOTE PAYABLE (CONTINUED)

Terms of the acquisition included incentive based earn-out provisions payable in cash related to performance in each of the years 1999 through 2002, based on specified percentages of revenues and operating income. The earn-out provision resulted in payments to the Seller of approximately $735,000 related to 1999. During 2001, the Company entered into an agreement with the Seller that involved a payment of $8.5 million in full settlement of all future earn-out payments. The payment represents additional purchase price and will be allocated to goodwill and amortized over its remaining life. In addition, the remaining amounts due under the note payable discussed above were paid to the Seller.

The USPT acquisition was accounted for using the purchase method of accounting. The purchase price has been allocated to assets acquired and liabilities assumed based on estimated fair values at the date of the acquisition, and resulted in the recording of goodwill of approximately $11.0 million ($20.2 million after the settlement and earn-out provisions discussed above), which is being amortized on a straight-line basis over ten years.

If the USPT acquisition had occurred effective January 1, 1998, the Company's unaudited pro forma 1998 consolidated net revenues would have been increased by approximately $10 million and the Company's unaudited pro forma 1998 consolidated income from continuing operations would have been decreased by approximately $4.0 million. Pro forma information has not been presented for 1999 since the acquisition occurred on January 5, 1999. The 1998 unaudited pro forma information has been prepared for comparative purposes only and includes certain adjustments, such as amortization expense as a result of goodwill and increased interest expense as a result of the Note Payable. This pro forma information does not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 1998 or of future results of operations of the combined entities.

9.  SEGMENT INFORMATION

The Company has five continuing operating lines of business reported as separate segments in accordance with Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information." The Company's reportable segments are strategic business units that offer different products and services. These segments are managed separately because each business requires different technology, skill sets and market strategies. The Company evaluates

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



9.  SEGMENT INFORMATION  (CONTINUED)

performance and allocates resources separately for each segment. The accounting policies of the reportable segments are the same as those described in the summary of significant policies. The Company's sales are primarily in the United States with minimal international sales.

The operating lines of business are as follows:

Municipal Services: Services provided include the processing and collection of parking and moving violation tickets; red light violation traffic enforcement processing; and the processing of billings to users of Emergency Medical Services. One customer accounted for 13 percent of this segment's revenues in 2000, and two customers accounted for 27 percent and 11 percent of the billed and unbilled accounts receivable total at December 31, 2000. One customer accounted for 10 percent of this segment's revenues in 1999, and another customer accounted for 17 percent of the billed and unbilled accounts receivable total at December 31, 1999. One customer accounted for 13 percent of this segment's revenues in 1998.

Transportation Systems and Services: Services provided include the development and/or operation of electronic toll collection systems and the implementation and operation of permitting, regulatory, and taxation systems related to heavy motor vehicles. Two customers accounted for 50 percent and 15 percent of this segment's revenues in 2000, and three customers accounted for 47 percent, 11 percent, and 10 percent of the billed and unbilled accounts receivable total at December 31, 2000. Three customers accounted for 26 percent, 21 percent and 17 percent of this segment's revenues in 1999, and two customers accounted for 34 percent and 27 percent of the billed and unbilled accounts receivable total at December 31, 1999. Three customers accounted for 25 percent, 22 percent and 11 percent of this segment's revenues in 1998.

Children and Family Services: Services provided include the operation of automated, centralized systems for the collection, posting and disbursement of child support payments; the operation of a system to locate delinquent parents and collect past due child support payments; and the operation of a system to provide payments electronically to recipients in the Temporary Assistance to Needy Families and food stamp programs. Three customers accounted for 13 percent, 12 percent and 10 percent of this segment's revenues in 2000, and five customers accounted for 13 percent, 12 percent, 11 percent, 10 percent and 10 percent of the billed and unbilled accounts receivable total at December 31, 2000. Two customers accounted for 24 percent and 10 percent of this segment's revenues in 1999, and three customers accounted for 21 percent, 13 percent

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)

9.  SEGMENT INFORMATION  (CONTINUED)

and 10 percent of the billed and unbilled accounts receivable total at December 31, 1999. Two customers accounted for 34 percent and 14 percent of this segment's revenues in 1998.

Welfare and Workforce Services: Services provided include the determination of welfare eligibility, vocational training to welfare recipients, and job placement and retention services to such individuals. No customer accounted for more than 10 percent of this segment's revenues in 2000 or more than 10 percent of the billed and unbilled accounts receivable total at December 31, 2000. One customer accounted for 15 percent of this segment's revenues in 1999 and 15 percent of the billed and unbilled accounts receivable total at December 31, 1999. One customer accounted for 26 percent of this segment's revenues in 1998.

Information Resource Management Services: Services provided include technical staffing on an outsourcing basis. Two customers accounted for 48 percent and 44 percent of this segment's revenues in 2000 and 88 percent and 11 percent of the billed and unbilled accounts receivable total at December 31, 2000. Two customers accounted for 50 percent and 48 percent of this segment's revenues in 1999 and 83 percent and 16 percent of the billed and unbilled accounts receivable total at December 31, 1999. One customer accounted for 96 percent of this segment's revenues in 1998.

                                                            YEAR ENDED DECEMBER 31
                                                    2000             1999               1998
                                                ------------      ------------       ------------
                                                                 (In thousands)
Revenues from external customers:
  Municipal services                            $    108,480      $     93,606       $     76,588
  Transportation systems and services                117,365            93,455             90,015
  Children and family services                       183,523           154,850            129,353
  Welfare and workforce services                     140,647            79,832             53,622
  Information resource management services            30,643            31,972             14,389
                                                ------------      ------------       ------------
                                                $    580,658      $    453,715       $    363,967
                                                ============      ============       ============

Gross profit (loss):
  Municipal services                            $     18,621      $     20,699       $     24,507
  Transportation systems and services                  1,515           (16,863)             6,159
  Children and family services                        49,199            38,977             30,336
  Welfare and workforce services                      19,454             9,718             10,386
  Information resource management services             3,824             3,613              1,613
                                                ------------      ------------       ------------
                                                $     92,613      $     56,144       $     73,001
                                                ============      ============       ============

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)

9.  SEGMENT INFORMATION  (CONTINUED)

                                                                  YEAR ENDED DECEMBER 31
                                                         2000               1999                1998
                                                     ------------       ------------       ------------
                                                                       (In thousands)
Depreciation and amortization:
  Municipal services                                 $      9,358       $      5,240       $      2,360
  Transportation systems and services                      12,286              5,515              2,127
  Children and family services                              8,985              4,182              3,415
  Welfare and workforce services                              655                217                567
  Information resource management services                     59                 42                 18
  Unallocated corporate                                     1,342              1,463              1,735
                                                     ------------       ------------       ------------
                                                     $     32,685       $     16,659       $     10,222
                                                     ============       ============       ============

Income (loss) from continuing operations before
  income taxes and cumulative effect of change
  in accounting principle:
    Municipal services                               $      8,811       $     11,372       $     18,271
    Transportation systems and services                    (9,008)           (26,152)            (3,700)
    Children and family services                           34,581             26,622             20,371
    Welfare and workforce services                          9,201              2,752              5,456
    Information resource management services                2,125              1,877                625
    Unallocated corporate                                   1,127               (641)              (176)
                                                     ------------       ------------       ------------
                                                     $     46,837       $     15,830       $     40,847
                                                     ============       ============       ============


                                                         DECEMBER 31
                                                    2000              1999
                                                ------------      ------------
                                                        (In thousands)
Total assets:
  Municipal services                            $     55,756      $     47,445
  Transportation systems and services                 83,572            59,525
  Children and family services                        51,336            42,491
  Welfare and workforce services                      27,781            15,745
  Information resource management services             3,281             3,325
  Unallocated corporate                                7,266            28,554
  Discontinued operations                             35,550            40,123
                                                ------------      ------------
                                                $    264,542      $    237,208
                                                ============      ============


                                                            YEAR ENDED DECEMBER 31
                                                    2000              1999            1998
                                                ------------      ------------      ------------
Expenditures for long-lived assets:
  Municipal services                            $     14,814      $      9,204      $      8,985
  Transportation systems and services                 26,647            30,987             8,291
  Children and family services                        14,357            11,962             7,545
  Welfare and workforce services                       1,253               940               646
  Information resource management services                --                99                20
  Unallocated corporate                                  427               875             3,947
                                                ------------      ------------      ------------
                                                $     57,498      $     54,067      $     29,434
                                                ============      ============      ============

                         Lockheed Martin IMS Corporation
                  (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)



10.  COMMITMENTS AND CONTINGENCIES

The Company is currently involved in litigation with the State of California related to the development and implementation of a Statewide Automated Child Support System (SACSS) which is included as part of the discontinued operations (see Note 3). In its claim against the Company, the State alleges numerous deficiencies with the system and claims that the Company fundamentally breached its obligations under the contract, including its obligation to provide goods and services in conformance with the contract specifications, its obligation to repair or replace defective nonconforming goods and its obligation to provide adequate assurances in response to the State's request for such assurances. The Company denies these allegations and, in its claim against the State, the Company asserts that it is due all monies owed under the SACSS contract. At December 31, 2000, the Company has net assets related to this contract of $35.6 million on its consolidated balance sheet, which amount is net of a reserve of $66 million against such assets. The trial related to this litigation was completed in December 1999 and a judgment was rendered on July 27, 2000 awarding $58.9 million to the Company. The Company must obtain an order from the Superior Court of California in order to make the award to the Company legally binding. The State has appealed the decision, and as such, the Company has not reflected the effects of the Court's decision in the accompanying consolidated financial statements.

Additionally, the Company is periodically subject to litigation, claims or assessments and various contingent liabilities incidental to its business. With respect to those investigative actions, litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, litigation, claims or assessments will have a material adverse effect on the results of operations or financial position of the Company.

The Company (or its Parent or an affiliate of the Parent on the Company's behalf) leases certain facilities and equipment under agreements expiring at various dates through 2008. At December 31, 2000, future minimum payments for non-cancelable operating leases for assets leased by or on behalf of the Company with initial or remaining terms in excess of one year are as follows:

                        Lockheed Martin IMS Corporation
                 (A Subsidiary of Lockheed Martin Corporation)

             Notes to Consolidated Financial Statements (continued)

10.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

                REAL ESTATE        EQUIPMENT
                ------------      ------------
                        (In thousands)

2001            $     17,075      $      4,223
2002                  13,048             3,028
2003                   8,711               399
2004                   4,380                --
2005                   2,272                --
Thereafter             3,279                --
                ------------      ------------
Total           $     48,765      $      7,650
                ============      ============

Leases covering major items of real estate and equipment contain renewal and or purchase options, which may be exercised by the Company. Rent expense was $25.9 million, $20.7 million and $16.2 million for the years ended December 31, 2000, 1999 and 1998, respectively.

11.  SUBSEQUENT EVENT

On March 12, 2001, the Company and a company for which the Company is a subcontractor on a number of contracts reached an agreement whereby the Company exchanged its accounts receivable due from the other party of $7.4 million for Preferred Stock issued by the other party with a total original issue price of $7.4 million and certain warrants to acquire the other party's Common Stock. The Preferred Stock accrues dividends at 15% per annum and may be redeemed by the Company in 1/3 annual increments beginning in 2004. Redemptions are at the original issue price plus accrued but unpaid dividends. Based on the estimated fair value of the Preferred Stock and warrants, the Company's Municipal Services segment recorded a $3.8 million charge to operations in 2000 to reflect the decline in the estimated value of the accounts receivable at December 31, 2000.



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